EXHIBIT 99.1
ION Reports Third Quarter 2009 Results
     HOUSTON — November 4, 2009 — ION Geophysical Corporation (NYSE: IO) today reported third quarter 2009 revenues of $102.4 million, resulting in a net loss of ($6.8 million), or ($0.06) per share. In the third quarter of 2008, ION’s net income was $24.9 million, or $0.25 per diluted share, on revenues of $218.5 million.
     Bob Peebler, ION’s Chief Executive Officer, said, “Our third quarter operating results reflect the continuing impact of the economic downturn in several of our markets, especially in North America and Russia. We remain affected by the substantial cuts in capital expenditures for exploration and production by international oil and gas companies and the cautious approach taken by many of our contractor customers resulting from the uncertain economic environment and volatile commodity prices. Even though we expect the fourth quarter to continue to be challenging, we do believe the market has bottomed and, with stronger than expected oil prices, we are starting to see some early indications of strengthening markets for 2010 and the possibility of some incremental year-end spending by oil companies. Our recently announced BGP joint venture will allow us to enter 2010 in a much better position than last year with much lower debt and associated expenses and the strong probability of increasing land sales to both BGP and the remainder of our served markets.
     “Also, despite the decreases in our revenues, our gross margins increased over prior year for the second consecutive quarter. In the third quarter of 2009, our gross margins were 34% compared to 33% both in the preceding quarter and in last year’s third quarter, primarily as a result of improved product sales mix mainly in our Marine Imaging Systems and ION Solutions divisions.
     “Our Marine division generated better results sequentially, and our data processing unit experienced another excellent quarter. We continue to benefit from our data processing technology leadership and our oil company customers are starting to reprocess enormous amounts of high end data that has been collected over the last few years. However, the performance of our Land Imaging Systems division continues to be adversely affected by weakness in the land seismic markets, primarily in North America and Russia.”
THIRD QUARTER 2009
     Total revenues in the third quarter of 2009 decreased 53% to $102.4 million compared to $218.5 million a year ago. While all of the Company’s segments experienced quarter-over-quarter revenue declines, the ION Solutions and Marine Imaging Systems divisions showed sequential improvement.
     During the third quarter of 2009, the ION Systems group generated sales of $52.2 million compared to $141.0 million in the same period in 2008. Marine Imaging Systems’ revenues decreased to $29.4 million compared to $49.0 million a year ago, mainly due to the decrease in VectorSeis® Ocean system sales compared to last year. Market demand for DigiFIN™ remained strong during the third quarter as customers continue to retrofit their existing fleets with the latest streamer control technology. Land Imaging Systems’ revenues decreased to $15.2 million compared to $81.6 million in the third quarter of 2008. Despite the inclusion of ARAM’s operating results, the division continues to be adversely impacted by the continuing economic recession, depressed credit markets and general weakness in most land seismic markets, which resulted in dramatically reduced sales of systems, geophones and vibroseis trucks in North America and Russia. Data Management Solutions’ revenues decreased to $7.6 million for the second quarter compared to $10.4 million a year ago, due mainly to lower software sales of SPECTRA® and GATOR® compared to last year, which was partially offset by increased sales of ORCA®.
     The ION Solutions group generated $50.2 million in revenues compared to $77.5 million in the same period a year ago. The decrease was primarily driven by lower multi-client data library and new venture program sales, partially offset by continued strong data processing revenues.
     Consolidated gross margins for the third quarter of 2009 increased to 34% from 33% in the third quarter of 2008, primarily due to favorable product mix in both the Marine Imaging Systems and the ION Solutions groups. This improvement in margins was achieved despite lower gross margins in the remaining business units and the increased restructuring charges related to headcount reduction and the increased amortization charges related to the September 2008 ARAM acquisition.
     Operating expenses as a percentage of revenues for the third quarter of 2009 increased to 35% compared to 19% in the prior year period. General and administrative expenses as a percentage of revenues for the third quarter of 2009 increased to 17.1% compared to 7.1% in the prior period. General and administrative expenses for the third quarter of 2009 included additional stock-based compensation expense of $1.2 million related to a change in estimate of anticipated forfeitures. The increases in operating expenses as a percentage of revenues were driven entirely by lower revenue as these expenses overall decreased year over year. Adjusted EBITDA (net income (loss) before net interest expense, taxes, depreciation and amortization and impairment of intangible assets) for the third quarter decreased to $27.5 million compared to $69.4 million in the third quarter of 2008. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
YEAR-TO-DATE 2009
     The Company will be amending its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to reflect a restatement of its unaudited consolidated financial statements as of and for the three and six months ended June 30, 2009. The restatement was necessitated due to an error in revenue recognition of certain product revenues in connection with a delivery of a FireFly® land seismic data acquisition system and related hardware and components to a customer in China. The Company had originally recorded the sale for the second quarter of 2009. The error resulted from the fact that the sales records in the possession of the Company’s management at June 30, 2009 did not contain all relevant documentation relating to the sale. Upon receipt by the Company’s management of all documentation related to the sale, the Company concluded that it should not have recognized the revenues from the sale. The customer has confirmed that it has accepted the delivered system in the second quarter and that they will pay for the system in full by the end of the year, at which time the Company will recognize the sale. The following discussion of results of operations for the first nine months of 2009 includes the impact of the restatement described above.

     Consolidated revenues for the first nine months of 2009 decreased 45% to $298.5 million compared to $539.4 million for the same period in 2008. Revenues decreased across all segments due to continued volatility in commodity prices, continued tightening of credit markets and continued decline in seismic activity in the North American and Russian markets. Notwithstanding the significant decrease in revenues, gross margin for the first nine months of 2009 and 2008 remained stable at 33%. Strong margin improvements in the Marine Imaging Systems segment were partially offset by lower gross margin percentages in the Land Imaging Systems segment. Gross margin percentages for the ION Solutions and the Data Management Solutions segments remained stable.
     The results of operations for the nine months ended September 30, 2009 include three charges that were not duplicated in 2008. The first is the first quarter impairment of intangible assets of $38.0 million. The second relates to an out-of-period adjustment of $3.3 million related to adjustments between our estimated and actual forfeitures of stock-based compensation awards, and the final adjustment is the year-to-date restructuring charges from the 2009 headcount reductions of $2.6 million. A reconciliation of these three charges can be found in a table at the end of this press release. Excluding these charges, operating expenses as a percentage of revenues for the first nine months of 2009 increased to 37% compared to 22% in the prior year period, solely as a result of lower revenues. Excluding the above items, total operating expenses for the first nine months of 2009 decreased by $8.4 million when compared with 2008, which did not include the costs related to the ARAM business. Additionally, total operating expenses for 2009 included an additional $2.8 million of bad debt expense. Based upon the recent cost reduction measures initiated in the fourth quarter of 2008, the Company expects to continue to incur lower operating expenses for the remainder of 2009 than were incurred last year and generate savings of approximately $48 million on an annualized basis.
     The Company’s effective tax rate during the first nine months of 2009 was 23.6% (benefit on a loss) compared to 15.5% (provision on income) for 2008. The increase in effective tax rate relates primarily to the Company’s tax benefit related to the impairment of intangible assets, which is taxed at 29%. The inclusion of this benefit at the higher tax rate increased the Company’s overall effective tax rate for the first nine months of 2009.
     Loss from operations for the first nine months of 2009, excluding the first quarter impairment, the stock-based compensation charge and the restructuring charge, totaled ($9.7) million compared to income of $61.6 million in the prior period. For the first nine months of 2009, including these charges, the Company reported a net loss of ($61.9) million, or ($0.57) per share, compared to net income of $48.0 million, or $0.49 per diluted share, in 2008. Excluding the after-tax impact of the first quarter impairment, the stock-based compensation adjustments and the restructuring charge, the Company reported a net loss of ($31.0) million, or ($0.29) per share for the first nine months of 2009. Adjusted EBITDA for the period was $50.8 million compared to $147.1 million in 2008.
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “In light of the uncertain economic environment and the current lack of visibility on year-end spending patterns, we are suspending earnings guidance until further notice. The market volatility that began in 2008 and has continued to date has greatly impacted our ability to accurately forecast our land seismic, new venture, and data library sales. These market conditions combined with the potential timing of the recently announced joint venture with BGP creates too much unpredictability and uncertainty to provide an accurate forecast. As a result, we will not be providing guidance for the remainder of 2009.”
CONFERENCE CALL
     ION has scheduled a conference call for Thursday, November 5, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-248-5085 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 20, 2009. To access the replay, dial 303-590-3030 and use pass code 4118276#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the completion of the proposed land equipment joint venture transactions; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q during 2009.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Product revenues	$51,263	$140,332	$162,777	$337,726
Service revenues	51,107	78,197	135,740	201,627

Total net revenues	102,370	218,529	298,517	539,353

Cost of products	34,114	92,347	108,007	224,601
Cost of services	33,627	53,561	92,209	135,716

Gross profit	34,629	72,621	98,301	179,036

Operating expenses:
Research, development and engineering	10,659	13,498	33,917	37,507
Marketing and sales	8,006	12,062	26,207	35,440
General and administrative	17,523	15,487	53,779	44,484
Impairment of intangible assets	—	—	38,044	—

Total operating expenses	36,188	41,047	151,947	117,431

Income (loss) from operations	(1,559)	31,574	(53,646)	61,605
Interest expense	(6,380)	(1,592)	(20,658)	(2,731)
Interest income	451	40	1,447	1,117
Other income (expense)	1,669	(404)	(4,734)	101

Income (loss) before income taxes	(5,819)	29,618	(77,591)	60,092
Income tax expense (benefit)	131	3,760	(18,342)	9,343

Net income (loss)	(5,950)	25,858	(59,249)	50,749
Preferred stock dividends	875	925	2,625	2,743

Net income (loss) applicable to common shares	$(6,825)	$24,933	$(61,874)	$48,006

Earnings per share:
Basic net income (loss) per share	$(0.06)	$0.26	$(0.57)	$0.51

Diluted net income (loss) per share	$(0.06)	$0.25	$(0.57)	$0.49

Weighted average number of common shares outstanding:
Basic	118,380	95,823	107,816	94,676
Diluted	118,380	102,653	107,816	102,127

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$19,556	$35,172
Restricted cash	1,503	6,610
Accounts receivable, net	73,999	150,565
Current portion notes receivable	10,523	11,665
Unbilled receivables	30,669	36,472
Inventories, net	227,111	262,519
Prepaid expenses and other current assets	14,075	20,386

Total current assets	377,436	523,389
Notes receivable	3,517	4,438
Deferred income tax asset	19,036	11,757
Property, plant, equipment and seismic rental equipment, net	85,568	59,129
Multi-client data library, net	127,657	89,519
Goodwill	52,043	49,772
Intangible assets, net	63,601	107,443
Other assets	18,976	15,984

Total assets	$747,834	$861,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$264,066	$38,399
Accounts payable	43,191	94,586
Accrued expenses	67,148	77,046
Accrued multi-client data library royalties	19,031	28,044
Deferred revenue and other current liabilities	12,971	18,159

Total current liabilities	406,407	256,234
Long-term debt, net of current maturities	7,122	253,510
Non-current deferred income tax liability	1,562	22,713
Other long-term liabilities	3,789	3,904

Total liabilities	418,880	536,361

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	68,786
Common stock	1,184	996
Additional paid-in capital	743,300	694,261
Accumulated deficit	(438,426)	(376,552)
Accumulated other comprehensive loss	(39,325)	(55,859)
Treasury stock	(6,565)	(6,562)

Total stockholders’ equity	328,954	325,070

Total liabilities and stockholders’ equity	$747,834	$861,431

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues:
Land Imaging Systems	$15,187	$81,562	$68,531	$177,270
Marine Imaging Systems	29,400	49,016	72,077	133,872
Data Management Solutions	7,618	10,408	24,081	29,170

Total ION Systems	52,205	140,986	164,689	340,312
ION Solutions	50,165	77,543	133,828	199,041

Total	$102,370	$218,529	$298,517	$539,353

Income (loss) from operations:
Land Imaging Systems	$(10,328)	$11,216	$(25,920)	$15,831
Marine Imaging Systems	9,386	14,063	19,890	35,245
Data Management Solutions	4,277	6,820	14,525	17,496

Total ION Systems	3,335	32,099	8,495	68,572
ION Solutions	9,321	14,019	19,129	36,316
Corporate	(14,215)	(14,544)	(43,226)	(43,283)
Impairment of intangible assets	—	—	(38,044)	—

Total	$(1,559)	$31,574	$(53,646)	$61,605

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Cash flows from operating activities	$51,597	$52,501
Cash flows from investing activities	(77,966)	(329,844)
Cash flows from financing activities	9,587	274,987
Other changes in cash flows	1,166	(1,864)

Net decrease in cash and cash equivalents	(15,616)	(4,220)
Cash and cash equivalents at beginning of period	35,172	36,409

Cash and cash equivalents at end of period	$19,556	$32,189

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$(5,950)	$25,858	$(59,249)	$50,749
Interest expense	6,380	1,592	20,658	2,731
Interest income	(451)	(40)	(1,447)	(1,117)
Income tax expense (benefit)	131	3,760	(18,342)	9,343
Depreciation and amortization expense	27,363	38,250	71,124	85,423
Impairment of intangible assets	—	—	38,044	—

Adjusted EBITDA	$27,473	$69,420	$50,788	$147,129

Reconciliation of Special Charges to Diluted Earnings Per Share
(Non-GAAP Measure)
(In thousands, except per share amounts)
(Unaudited)
     The financial results are reported in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financials performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss), net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2009:

	Nine Months Ended September 30, 2009
			Out-Of-Period
			Stock-Based
	As	Impairment	Compensation	Restructuring	As
	Reported	Charges	Expense	Charges	Adjusted

Net revenues	$298,517	$—	$—	$—	$298,517
Cost of sales	200,216	—	—	(991)	199,225

Gross profit	98,301	—	—	991	99,292
Operating expenses	151,947	(38,044)	(3,267)	(1,622)	109,014

Income (loss) from operations	(53,646)	38,044	3,267	2,613	(9,722)
Interest expense	(20,658)	—	—	—	(20,658)
Other expense	(3,287)	—	—	—	(3,287)
Income tax expense (benefit)	(18,342)	11,033	1,143	915	(5,251)

Net income (loss)	(59,249)	27,011	2,124	1,698	(28,416)
Preferred stock dividends	2,625	—	—	—	2,625

Net income (loss) applicable to common shares	$(61,874)	$27,011	$2,124	$1,698	$(31,041)

Basic and diluted earnings per share	$(0.57)				$(0.29)

Weighted average number of basic and diluted common shares outstanding	107,816				107,816
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